Exhibit 99.1

Nxt-ID Announces $16 million Long-term Debt Refinancing

MELBOURNE, Florida, May 29, 2018 – Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company”) today announced the closing of a new $16 million senior secured term loan due 2023 (the “Term Loan”) through Sagard Credit Partners LP (“SCP”). The Company will use the proceeds from the Term Loan to refinance its existing revolving loan facility and to pay for accrued interest and costs associated with the refinancing. In addition, the Term Loan proceeds will also provide ongoing working capital, funds for future capital expenditures, and capital for general corporate purposes.

Key features of the Term Loan include:

●	Interest rate of LIBOR + 9.5%, resulting in a savings in annual interest expense of approximately $2 million a year as compared to the terms and conditions of the previous revolving loan facility and based on current interest rates;

●	Maturity date of May 24, 2023;

●	No mandatory debt amortization

●	Issuance of two Common Stock Purchase Warrants to the Lender. Each Warrant is exercisable for an aggregate of 244,081 shares of the Company’s Common Stock. Each Warrant will be exercisable beginning on May 24, 2018, and will be exercisable for a period of five years. The exercise price per Warrant Share, is $3.90 for the first Warrant and $4.88 for the second Warrant.

“This transaction significantly lowers our interest rate which will significantly increase our cash flow,” said the Company’s Chief Executive Officer, Gino Pereira. “It provides stability to our balance sheet and improves our overall financial position, which will help serve as a catalyst for future growth. This is a positive step forward for the Company.”

The transaction replaces the Company’s existing revolving loan facility. The transaction was financed by SCP, a Canadian private credit firm which provides direct credit financing to public and private middle market companies across Canada and the U.S., financed the transaction.

“We are very pleased to work with NXT-ID management on this refinancing transaction,” said Mustafa Humayun of SCP. “We look forward to fostering a long and mutually beneficial relationship with the company and supporting potential future growth needs.”

About Sagard Credit Partners:
SCP provides direct credit financing to public and private middle market companies across Canada and the U.S. SCP works with companies to craft solutions tailored to their unique financing needs, including term loans, notes, debenture financing, and other bespoke solutions and can provide certainty on terms, structure and execution. SCP has a long-term outlook and seeks to build lasting relationships with its investors as well as the companies in which it deploys capital. SCP is sponsored by Sagard Holdings ULC, an investment platform that invests in equity and debt capital of middle market companies in the US and Canada. For more information on SCP please visit our website http://www.sagardholdings.com/credit-partners/.

About NXT- ID, Inc.

NXT-ID, Inc. (NASDAQ: NXTD) provides a comprehensive platform of technology products and services that enable the Internet of Things (IoT). With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, NXT-ID develops and markets groundbreaking solutions for payment and IoT applications. Its industry-leading technology products and solutions include MobileBio®, a suite of biometric solutions that secure consumers' mobile platforms, the Wocket™, a next-generation smart wallet and the Flye, a digital credit card developed in collaboration with WorldVentures.

NXT-ID includes mobile and IoT-related subsidiaries: LogicMark, LLC, a manufacturer and distributor of non-monitored and monitored personal emergency response systems ("PERS") sold through dealers/distributors and the United States Department of Veterans Affairs and Fit Pay, Inc., a proprietary technology platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credential management, authentication and other secure services within the IoT ecosystem. Learn more about NXT-ID at www.nxt-id.com. FitPay and the FitPay Payment Platform are the sole property of Fit Pay, Inc. For NXT-ID Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Media Contacts:

Chris Orlando

chris.orlando@nxt-id.com

+1-760-468-7273

D. Van Zant

+1-800-665-0411

press@nxt-id.com